Exhibit 99.1

PRESS RELEASE
For immediate release - July 16, 2007
Contact: Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bankshares, Inc. Announces First Quarterly Profit in Excess of $1 Million for the Second Quarter of 2007

Whiteville, NC - Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the second quarter of 2007 of $1,082,000 for the second quarter ending June 30, 2007. Net income for the three month period ending June 30, 2007 was an increase of 21.8% over the same period in 2006. Basic earnings per share during the most recent quarter were $.22 per share compared to the earnings of $.19 per share for the second quarter of 2006. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. During 2006, Waccamaw issued 210,707 shares of additional common stock in order to increase capital to support growth and continued expansion and 59,192 shares of preferred stock.

Waccamaw Bankshares reported total assets on June 30, 2007 of $433,986,000 reflecting a 20% increase for the year earlier quarter. Total loans increased by 19.2% to $331,082,000 and total deposits increased 15.2% to $352,798,000.

Jim Graham, President and CEO of Waccamaw Bankshares, stated “The first half of 2007 has been challenging. Waccamaw has made a significant investment in improving and strengthening our most important asset, our people. A number of key team members have joined our bank during the first half of 2007 and their contributions are already improving our performance. In the second quarter, we opened our twelfth office in a temporary limited service facility at Sunset Commons near Sunset Beach in Brunswick County. Our full service facility at Sunset Commons is now open and we will be conducting a grand opening on Friday, July 27. Further expansion plans are underway to improve our franchise within our market area which now expands four counties in North Carolina and two counties in South Carolina.”

“I am proud of our staff. They have worked hard to provide strong earnings increases despite absorbing the opening expenses of seven new offices in the last three years. Our second full service office in Horry County, which will be located in Little River, is now in the early stages of construction and we are excited about our continued expansion into the Grand Strand and all of Horry County,” Graham added.

Alan W. Thompson, Chairman of Waccamaw Bankshares, Inc., stated, “The first half of 2007 has indeed delivered significant challenges and we will continue to absorb expansion related expenses while improving upon our solid profitability. We have twelve full service offices now serving North and South Carolina which is a unique community banking franchise. Our market is one of the fastest growing areas in the entire nation and we are proud to have a very competent and capable staff working hard to deliver strong financial result to our shareholders.”

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating twelve offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport (2), Sunset Beach and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs. There is presently one office under construction at Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044